Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRALASE CORP. AWARDED CONTRACT FROM

DEFENSE LOGISTICS AGENCY

Contract Award Across all Branches of U.S. Military Firmly

Establishes IntraLase as LASIK Technology of Choice

IRVINE, Calif., December 22, 2006 – IntraLase Corp. (NASDAQ: ILSE) today announced today that on December 20, 2006 it was awarded a contract for up to $45 million from the Defense Logistics Agency for IntraLase® FS lasers, procedures, maintenance and support for the U.S. Army, Navy, Air Force, Marine Corps, and Federal civilian agencies. The award establishes a five year indefinite-delivery-quantity contract with the possibility of five additional one year options.

“We are excited that the Department of Defense has selected IntraLase technology for use across all branches of the armed services,” said Robert J. Palmisano, President and CEO of IntraLase Corp. “There is no group of individuals who rely more on their vision in extreme and sometimes life-threatening conditions than military personnel.” Mr. Palmisano continued, “In today’s military, precision, safety and superior outcomes are critical and the confidence in our technology which this award demonstrates is further validation of the clinical superiority of blade-free LASIK with the IntraLase Method. The DLA award is a long-term commitment to ensuring that its personnel have access to the best-of-the-best technology.”

The IntraLase FS laser is the first technology to enable a truly all-laser, blade-free LASIK procedure, replacing the hand-held microkeratome blade historically used in creating LASIK corneal flaps — the first step of the procedure — with a computer-guided, ultra-fast femtosecond laser. The IntraLase laser virtually eliminates almost all of the most severe, sight-threatening LASIK complications related to use of the microkeratome and, by creating an optimal corneal surface below the flap, provides for better visual outcomes — taking many patients to 20/20 vision and beyond. More than 1 million LASIK procedures using the IntraLase Method have been performed to date.

About IntraLase Corp.

IntraLase designs, develops, and manufactures an ultra-fast laser that is revolutionizing refractive and corneal surgery by creating safe and more precise corneal incisions. Delivering on the promise of ophthalmic laser technology, the IntraLase FS laser, related software, and disposable devices replace the hand-held microkeratome blade used during LASIK surgery. The unsurpassed accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK. Additionally, the IntraLase FS laser creates precision-designed intracorneal incisions that when combined can be used during lamellar and penetrating keratoplasty, and intrastromal ring implantation. IntraLase is presently in the process of commercializing applications of its technology in the treatment of corneal diseases that require corneal transplant surgery. The company’s proprietary laser and disposable patient interfaces are presently marketed throughout the United States and 32 other countries. IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long-term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations, and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2006, as filed with the Securities and Exchange Commission on October 31, 2006.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information concerning this press release, contact:

Liana Miller of The Goolsby Group

liana@goolsbygroup.com for IntraLase Corp.

(949) 276-8920

Krista Mallory

Director, Investor Relations and Corporate Communications

kmallory@intralase.com

(949) 859-5230 x260